Exhibit 10.7

AGREEMENT TO HIRE CHIEF EXECUTIVE OFFICER FOR

DEVELOPMENT OF LIBERTY RENEWABLE FUELS, LLC

AGREEMENT MADE this 19th day of October, 2006, by and among the following parties:

A. LIBERTY RENEWABLE FUELS, LLC (referred to below as “Liberty”);

B. DAVID M. SKJAERLUND (referred to below as “Skjaerlund”).

I. RECITAL OF FACTS AND PURPOSES:

1.1 Liberty has been organized to develop, own and operate an ethanol plant (hereafter “the Plant”) which is to be constructed in Gratiot County, Michigan.

1.2 Liberty desires to hire Skjaerlund as its President/Chief Executive Officer (referred to hereafter as CEO; the offices of President and CEO are the same office for purposes of this agreement) to provide the strategic leadership necessary to the successful development of the Plant.

1.3 In exchange for the services to be provided by Skjaerlund, Liberty agrees to provide Skjaerlund with the compensation described below.

NOW, THEREFORE, IT IS AGREED:

II. TERMS AND CONDITIONS OF AGREEMENT:

2.1 Liberty hereby hires Skjaerlund as its CEO to provide the services set forth in Section 2.2.

2.2 Skjaerlund is to provide the general oversight and leadership necessary to the development of the Plant through the date which is 90 days after the commencement of ethanol production (the 90 day period will help to ensure a proper and successful transition to a new CEO if either Skjaerlund or Liberty desire to discontinue Skjaerlund’s services as CEO). It is understood that the Board of Liberty and other individuals and entities will also be providing complementary services. Skjaerlund’s services shall include the following:

A. Service as a member of the Board of Liberty.

B. General supervision and control of Liberty’s business and affairs

C. Oversight concerning the legal and financial aspects of the development of the plant to assure that such matters are being performed correctly and in a timely and efficient manner.

D. Oversight concerning Plant site acquisition and preparation, including contact with local municipalities concerning land use requirements and restrictions.

E. Oversight concerning the fund development and financing necessary for the construction of the Plant.

F. Development of strategies and business relationships that will better position the Plant to be a competitive, profitable, and low-cost producer of ethanol. Such developments would include, but not by way of limitation, grain acquisition, energy inputs, transportation, ethanol marketing, and DDG usage, and having such arrangements in place before ethanol production starts.

G. Providing analysis and recommendations concerning the hiring of key employees and contractors (individual and entity contractors) necessary to the development and operation of the Plant.

H. Presiding at all Managers’ and Member meetings.

Notwithstanding provisions of the Operating Agreement to the contrary, Skjaerlund’s duties may not be expanded beyond this agreement without his prior written consent.

2.3 Compensation and Reimbursement of Expenses. In consideration of the valuable services which have been provided and which are to be provided by Skjaerlund, he is hereby granted Class A membership units in Liberty according to the following provisions:

A.	The total number of Class A units which are hereby granted to Skjaerlund is the number of units equal to 3% of the total number of Class A and B units which will have been issued by Liberty and any successor entity at the time the Gratiot County ethanol plant commences production of ethanol. The parties acknowledge that the total number of units will not be determinable until the commencement of the production of ethanol.

B.	The Capital accounts of the units hereby granted have a zero value.

C.	Certificates for the Class A units hereby granted shall be issued to Skjaerlund as soon as reasonably possible following the later of the following dates (i) the date on which the total Class A and B units issued by Liberty (and any successor entity) at the time that the Gratiot County ethanol plant commences production of ethanol are determinable; or (ii) 90 days after the commencement of ethanol production.

D.	The total number of Class A units which are hereby granted to Skjaerlund shall be deemed purchased by Skjaerlund for purposes of section 5.4 of the Operating Agreement, said section being entitled “Special Right of Appointment of Managers for Certain Members”. In other words, Skjaerlund may combine the Class A units which are granted by this section 2.3 with any other Class A or B units purchased by him, or by an affiliate or related party, prior to the consummation of ethanol production at the first of the company’s facilities to begin production, and if Skjaerlund, his affiliates and related parties hold one thousand or more units (Class A or Class B), Skjaerlund shall have the special right to appoint a manager pursuant to section 5.4.

E.	A merger, acquisition, change of ownership or other alteration in Liberty’s structure shall not abridge the rights and obligations of the parties under this agreement except to the extent agreed to in writing.

F.	Skjaerlund shall also be reimbursed reasonable expenses related to his services, including, but not limited to, travel, lodging and other business related expenses.

Skjaerlund shall be entitled to no other compensation for his services as President/CEO through the termination of this agreement unless agreed to in writing by the parties.

2.4 Compensation for the Continuation of Services as CEO. If Skjaerlund’s services as CEO are continued beyond the time provided in section 2.2, he shall be paid fair and reasonable compensation for such services, and the parties agree to negotiate diligently and use their best good faith efforts to reach an agreement for such compensation. Their efforts shall include, but shall not be limited to, considering the compensation paid to CEOs of reasonably similar companies.

2.5 Purchase of Life Insurance to Provide Replacement Compensation Upon Skjaerlund’s Death. As soon as reasonably possible following the execution of this agreement, Liberty shall pay the premium for a 10-year level term life insurance policy on Skjaerlund’s life providing for a death benefit of $3,000,000. Liberty may select the insurance company, but the company selected shall have, at a minimum, an A- rating with AM Best Company; a AA rating with Standard and Poors; or a B rating with Wiess Rating Service. The parties agree that the Hartford Life and Annuity Insurance Company is acceptable to them and may be utilized. Skjaerlund may elect to upgrade the policy to provide for a term longer than 10 years and to include other features, such as guaranteed renewability beyond the term of the policy and conversion rights which would afford him an opportunity to change from a term policy to permanent life insurance or some other type of life insurance vehicle. However, he shall be solely responsible for the portion of the premium equal to the difference between the premium payable for a 10-year level term policy and the premium payable for the policy selected by him. Liberty shall continue to pay its share of the life insurance premiums until the commencement of production of ethanol at the Gratiot County plant. Payment shall be required at least 15 days prior to the premium due date.

If Skjaerlund dies before the actual production of ethanol commences and this agreement has not been terminated pursuant to section 2.6, then Skjaerlund’s personal representative shall have the option, but not the obligation, to purchase the number of Class A units equal to 3% of the total number of Class A and Class B units issued by Liberty (and any successor entity) at the time the Gratiot County plant commencing the production of ethanol; provided, however, Liberty may consent to the purchase of more units. The unit price to be paid by Skjaerlund’s personal representative shall be the unit price which was payable for units at the issuance of units prior to and nearest in time to Skjaerlund’s death. Except for the purchase option, Skjaerlund’s right to the compensation granted in section 2.3 shall be forfeited upon his death if he dies before the actual production of ethanol commences.

If Skjaerlund dies within the 90-day period commencing with the actual production of ethanol (see the first paragraph of section 2.2 in this regard; Skjaerlund’s required performance under this agreement requires a 90-day period following the commencement of the production of ethanol. This paragraph makes clear that the failure to complete performance due to death shall be disregarded and Skjaerlund shall be entitled to the full number of units granted pursuant to section 2.3) and this agreement has not been terminated pursuant to section 2.6, his personal representative shall be entitled to the full number of Class A units provided by section 2.3.A. Liberty shall have no claim to any portion of the insurance proceeds payable to Skjaerlund’s designated beneficiaries except its right to reimbursement pursuant to the following paragraph.

Liberty shall be entitled to reimbursement for the premiums paid by it pursuant to this section and payment shall be made within 30 days of the receipt of insurance proceeds by Skjaerlund’s personal representative. Reimbursement shall be required pursuant to this paragraph whether Skjaerlund dies before the commencement of the production of ethanol or within the 90-day period following the commencement of the production of ethanol.

2.6 Termination of Agreement and Modification of Compensation.

A. If either of the events described in part B, below, occur, then a portion of the units granted to Skjaerlund in section 2.3 shall be forfeited. The number of units to be forfeited shall be a percentage of units equal to the percentage of services remaining to be performed. The parties shall endeavor in good faith to agree upon the percentage of completion of services, but if they are unable to reach an agreement within a reasonable period of time, the percentage of completion shall be determined pursuant to section 2.7. The parties agree that the percentage of completion shall be determined based on the strategic value of services provided relative to project development and not merely upon the time expended by Skjaerlund in the provision of such services.

B.	Part A shall apply to the following events:

(i)	A disability which renders Skjaerlund unable to complete services (see part C); and

(ii)	The termination of this agreement for cause (see part D).

C.	Liberty may terminate this agreement if, due to physical or mental disability or infirmity, Skjaerlund’s ability to perform the services required under this agreement are significantly impaired, such impairment is likely to continue for a substantial period of time and Skjaerlund will be incapable of completing such services within a reasonable time period

D.	Except as provided in part E, Liberty may terminate Skjaerlund’s employment for any of the following reasons:

(i)	Willful engagement in significant dishonest or fraudulent actions performed within the course of Skjaerlund’s employment;

(ii)

A material breach of the provisions of this agreement or the Company’s written policies or rules coupled with (I) the failure to remedy a breach within 30 days of written demand from Liberty; or (II) if it is unreasonable to expect the breach to be remedied within

30 days, the failure to take all reasonable steps to remedy the breach within such time period

(iii)	Skjaerlund’s conviction of, or plea of guilty or no-contest to, a felony under the laws of the United States, the State of Michigan, or any other state; or Skjaerlund’s conviction of, or plea of guilty or no-contest to, a lesser crime involving a significant violation of standards of moral conduct if the conviction or plea to such crime constitutes a reasonable basis for the Board of Directors to conclude that Skjaerlund is unable to continue to effectively perform his duties as CEO of Liberty.

(iv)	A material breach of fiduciary duty resulting in personal profit to Skjaerlund and demonstrable harm to Liberty or, notwithstanding the lack of demonstrable harm to Liberty, which constitutes a reasonable basis for the Board of Directors to conclude that Skjaerlund is unable to continue to effectively perform his duties as CEO of Liberty.

E.	Liberty may not terminate Skjaerlund’s employment under this section except pursuant to a resolution passed by the affirmative vote of a majority of the board of directors at a meeting called for that purpose.

2.7 Dispute Resolution. The parties shall work diligently and in good faith to resolve any claim, controversy or dispute arising out of or relating to this agreement, or the breach, performance, termination, enforceability or validity of this agreement, through facilitative mediation utilizing the services of a court approved and highly experienced Circuit Court (State of Michigan) mediator acceptable to both parties. If their diligent and good faith efforts at mediation fail to result in a binding settlement agreement, the parties are free to pursue the remedies available to them under Michigan law.

2.8 Reimbursement for Legal Expenses. Liberty hereby agrees to reimburse Skjaerlund for his reasonable legal expenses related to the development, review and revision of this agreement to the extent such expenses exceed four thousand dollars ($4,000.00). Skjaerlund represents and warrants that, as of the date of this agreement, legal expenses related to the development, review and revision of this agreement total seven thousand fifty-six dollars ($7,056.00). On the basis of such representation and warranty, Liberty agrees to reimburse Skjaerlund in the amount of three thousand fifty-six dollars ($3,056.00).

2.9 Modification and Waiver. No modification or amendment of this agreement shall be valid unless in writing and signed by or on behalf of the parties to this agreement. Further, a waiver of the breach of any term or condition of this agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

2.10 Severability. This agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this agreement, or the application thereof to any person or circumstance, shall for any reason and to any extent be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

2.11 Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Michigan.

2.12 Binding Effect. This agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the parties have read the foregoing agreement, acknowledge its contents and agree to the terms set forth herein.

Dated: October 19, 2006	/s/ Thomas E. Pumford Jr.
Liberty Renewable Fuels, LLC

	By:	Thomas E Pumford Jr.
	Its:	Secr. & Treas.

Dated: October 24, 2006	/s/ David M. Skjaerlund
David M. Skjaerlund

This instrument was prepared by:

Stephen J. St. Amant

Attorney at Law

615 North Capitol Avenue

Lansing, Michigan 48933

(517) 371-5889